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Exhibit 14.2

[LETTERHEAD OF ELVINGER, HOSS & PRUSSEN
AVOCATS A LA COUR]

We hereby consent to being named and to the summarization of advice attributed to us in the Annual Report on Form 20-F of Stolt-Nielsen S.A. for the fiscal year ended November 30, 2003.

Luxembourg, June    2004

ELVINGER, HOSS & PRUSSEN
By:	/s/ YVES PRUSSEN Yves Prussen

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[LETTERHEAD OF ELVINGER, HOSS & PRUSSEN AVOCATS A LA COUR]